SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) November 15, 2005

COSTCO WHOLESALE CORPORATION.
(Exact name of registrant as specified in its charter)

Washington	0-20355	91-1223280
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

999 Lake Drive Issaquah, WA 98027
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:	425-313-8100

Item 1.01. Entry into a Material Definitive Agreement

On November 15, 2005, the Compensation Committee (the "Committee") of the Board of Directors of Costco Wholesale Corp. (the "Company") approved the fiscal 2006 performance criteria pursuant to which bonuses may be paid to executive officers. Under these criteria, executive officers (other than Mr. Brotman, Chairman of the Board, and Mr. Sinegal, President and Chief Executive Officer) are eligible to receive bonuses up to 20% of salary based on the achievement of specified targets relating to pre-tax income and operational characteristics relevant to the executive's area of responsibility. (See Exhibit 10.1) The amounts of the actual bonuses are determined by Mr. Sinegal, subject to further approval of the Committee. Mr. Sinegal's employment agreement for fiscal 2006 provides for a bonus amount of up to $200,000 (representing an amount up to 57% of his base salary), at the discretion of the Board of Directors or the Committee. Mr. Brotman's bonus is at the discretion of the Board of Directors or the Committee and has historically matched Mr. Sinegal's bonus.

On November 15, the Committee also approved final bonus awards for executive officers for fiscal 2005. Executive officers other than Mr. Sinegal and Mr. Brotman received bonuses of approximately 77% of eligible amounts. These amounts had been set based on the achievement of specified targets relating to pre-tax income and operational characteristics relevant to the executive's area of responsibility. Mr. Sinegal was awarded a bonus of $100,000, which is 50% of the $200,000 potential bonus amount under his employment contract.. Mr. Brotman was awarded a bonus of $100,000. Bonuses to all officers were reduced from potential amounts due to the Company's failure to attain its pre-tax income goal for fiscal 2005.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits. The following exhibits are included in this report:

10.1.	Fiscal 2006 Executive Bonus Plan.

SIGNATURE

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Issaquah, State of Washington, on November 18, 2005.

COSTCO WHOLESALE CORPORATION

By:	/s/ Richard A. Galanti
Richard A. Galanti, Executive Vice
President and Chief Financial Officer

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